Exhibit 99.1
Quanterix Announces Planned Transition of Chief Financial Officer
BILLERICA, Mass.--May 12, 2026-- Quanterix Corporation (Nasdaq: QTRX), a company transforming healthcare by accelerating biomarker breakthroughs from discovery to diagnostics, today announced that Vandana Sriram, its Chief Financial Officer (“CFO”) will depart the Company. A search for her successor is ongoing, and Ms. Sriram will continue as CFO through June 15, 2026, to ensure continuity and a successful transition.
"Vandana has made impactful contributions to Quanterix since joining the Company in 2023,” stated Everett Cunningham, President and Chief Executive Officer of Quanterix. “Her leadership and contributions have been instrumental in the ongoing evolution of the company and have helped create a strong foundation for cost discipline and cash management. I thank Vandana for her partnership during my tenure as CEO and wish her the very best in her next professional endeavor."
"Quanterix is on a solid financial footing, with a clear path to cash flow breakeven and achievement of challenging synergy targets and operating with solid financial discipline and rigor. I am honored to have worked with such a talented and dedicated team," commented Vandana Sriram. "It has been a privilege to be part of the company’s journey, and I look forward to seeing the company’s continued success."
About Quanterix
Quanterix is a global leader in ultra-sensitive biomarker detection, enabling breakthroughs in disease research, diagnostics, and drug development. Its proprietary Simoa® technology delivers industry-leading sensitivity, allowing researchers to detect and quantify biomarkers in blood and other fluids at concentrations far below traditional limits. With approximately 6,300 peer-reviewed publications, Quanterix has been a trusted partner to the scientific community for nearly two decades. In 2025, Quanterix acquired Akoya Biosciences, The Spatial Biology Company®, adding multiplexed tissue imaging with single-cell resolution to its portfolio and 1,439 installed instruments. Together, the combined company offers a uniquely integrated platform that connects biology across blood and tissue—advancing precision medicine from discovery to diagnostics. Learn more at www.quanterix.com.

Media
media@quanterix.com
Investor Relations
Joshua Young
ir@quanterix.com